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EXHIBIT 99.1

INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors and Stockholders of Factory Card and Party Outlet Corp.
Naperville, Illinois

We have reviewed the accompanying condensed consolidated balance sheet of Factory Card and Party Outlet Corp. and subsidiary as of November 2, 2002 (Successor Company balance sheet), and the related condensed consolidated statements of operations and cash flows for the three month and seven month periods ended November 2, 2002 (Successor Company operations), and the two month period ended April 6, 2002 (Predecessor Company operations). These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 10, the accompanying condensed consolidated financial statements for the two month period ended April 6, 2002 (Predecessor Company operations) have been restated.

/s/ Deloitte & Touche LLP
Chicago, Illinois
December 9, 2002 (March 5, 2003 as to the effect of the
restatement described in Note 10)